Exhibit B


                      THE INDUSTRIAL DEVELOPMENT BOARD OF
                             THE TOWN OF COLUMBIA

                                      and

                             ALABAMA POWER COMPANY







                              FIFTH SUPPLEMENTARY
                          INSTALLMENT SALE AGREEMENT








                          Dated as of October 1, 1995





                                  Relating to


                                  $27,000,000
           Pollution Control Revenue Refunding Bonds, 1995 Series D
                        (Alabama Power Company Project)

                FIFTH SUPPLEMENTARY INSTALLMENT SALE AGREEMENT

                              TABLE OF CONTENTS

  (This Table of Contents is for convenience of reference only and is not a part of this Fifth Supplementary Installment Sale Agreement)

                                                                         Page

Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                  ARTICLE I . . . . . . . . . . . . . . .   2

                                 DEFINITIONS  . . . . . . . . . . . . . .   2

                                  ARTICLE II  . . . . . . . . . . . . . .   4

             RELATIONSHIP OF AGREEMENT TO THE ORIGINAL AGREEMENT;
                            ISSUANCE OF THE BONDS . . . . . . . . . . . .   4

Section 2.1.      Relationship of Agreement to the Original
                  Agreement . . . . . . . . . . . . . . . . . . . . . . .   4

Section 2.2.      Issuance of Bonds . . . . . . . . . . . . . . . . . . .   5

                                 ARTICLE III  . . . . . . . . . . . . . .   5

                            PROVISIONS FOR PAYMENT  . . . . . . . . . . .   5

Section 3.1.      Amounts Payable . . . . . . . . . . . . . . . . . . . .   5

Section 3.2.      Obligation of the Company Unconditional . . . . . . . .   6

Section 3.3.      Creation of Subordinated Security Interest  . . . . . .   6

Section 3.4.      Assignment and Pledge of Payments and Rights
                  Under this Agreement  . . . . . . . . . . . . . . . . .   7

Section 3.5.      Provision of Credit Agreement . . . . . . . . . . . . .   7

                                  ARTICLE IV  . . . . . . . . . . . . . .   7

                              SPECIAL COVENANTS . . . . . . . . . . . . .   7

Section 4.1.      No Warranty of Suitability by the Issuer  . . . . . . .   7

Section 4.2.      Use of Project  . . . . . . . . . . . . . . . . . . . .   7

Section 4.3.      Indemnity Against Claims  . . . . . . . . . . . . . . .   7



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Section 4.4.      Incorporation of Certain Provisions of the
                  Original Agreement  . . . . . . . . . . . . . . . . . .   8

Section 4.5.      Further Assurances and Corrective Instruments . . . . .   8

Section 4.6.      Tax Covenants . . . . . . . . . . . . . . . . . . . . .   8

                                  ARTICLE V . . . . . . . . . . . . . . .   9

                        EVENTS OF DEFAULT AND REMEDIES  . . . . . . . . .   9

Section 5.1.      Events of Default . . . . . . . . . . . . . . . . . . .   9

Section 5.2.      Remedies on Default . . . . . . . . . . . . . . . . . .  10

Section 5.3.      Agreement to Pay Attorneys' Fees and Expenses . . . . .  11

Section 5.4.      No Additional Waiver Implied by One Waiver  . . . . . .  11

                                  ARTICLE VI  . . . . . . . . . . . . . .  11

                                MISCELLANEOUS . . . . . . . . . . . . . .  11

Section 6.1.      Term of This Agreement  . . . . . . . . . . . . . . . .  11

Section 6.2.      Notices . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 6.3.      Binding Effect  . . . . . . . . . . . . . . . . . . . .  12

Section 6.4.      Severability  . . . . . . . . . . . . . . . . . . . . .  12

Section 6.5.      Amounts Remaining Under the Indenture . . . . . . . . .  12

Section 6.6.      Amendments  . . . . . . . . . . . . . . . . . . . . . .  12

Section 6.7.      Execution in Counterparts . . . . . . . . . . . . . . .  12

Section 6.8.      Applicable Law  . . . . . . . . . . . . . . . . . . . .  12

Section 6.9.      Captions  . . . . . . . . . . . . . . . . . . . . . . .  12

Section 6.10.     Other Financing . . . . . . . . . . . . . . . . . . . .  12











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






      FIFTH SUPPLEMENTARY INSTALLMENT SALE AGREEMENT dated as of October 1, 1995 between THE INDUSTRIAL DEVELOPMENT BOARD OF THE TOWN OF COLUMBIA, a public corporation duly created and validly existing pursuant to the constitution and laws of the State of Alabama (the "Issuer"), and ALABAMA POWER COMPANY, a corporation organized and existing under the laws of the State of Alabama (the "Company"), evidencing the agreement of the parties hereto.

                                   RECITALS

      WHEREAS, the Issuer was organized pursuant to the provisions of Act No. 648 enacted at the 1949 Regular Session of the Legislature of Alabama, as heretofore amended, and further supplemented by Act No. 1893 enacted at the 1971 Regular Session of the Legislature of Alabama and Act No. 510 enacted at the 1982 Regular Session of the Legislature of Alabama (said Act No. 648, as amended and supplemented being herein called the "Act"); and

      WHEREAS, under the Act the Issuer has the following, among other, powers:

            (a) to acquire, whether by construction, purchase, exchange, gift, lease, or otherwise, and to enlarge, improve, replace, equip and maintain, one or more pollution control facilities, including all real and personal property deemed necessary or desirable in connection therewith,

            (b) to issue its revenue bonds to pay the cost of pollution control facilities payable solely from the revenues and receipts derived from the leasing or sale by the Issuer of such pollution control facilities,

            (c) to lease or sell to others and otherwise dispose of all or any portion of such pollution control facilities, and

            (d) to issue its refunding bonds for the purpose of paying the principal of, premium, if any, and interest on, its outstanding revenue bonds; and

      WHEREAS, in order to promote the health, safety and prosperity of the citizens of the State of Alabama through the protection of its air and water resources, the Issuer has previously undertaken to acquire, construct, install, equip, and sell to the Company facilities, or portions thereof, designed for the abatement or control of air and water pollution and sewage treatment and disposal at the site of the Company's Farley Plant, located within the geographical area of operation of the Issuer in Houston County, Alabama, which facilities comprise the Project (hereinafter defined); and

      WHEREAS, at the request of the Company, the Issuer has agreed to issue $27,000,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 1995 Series D (Alabama Power Company Project) and to apply the proceeds from the sale thereof toward the redemption of certain of the Issuer's pollution control revenue bonds previously issued to provide financing for the Project;

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained the receipt and sufficiency of which are hereby acknowledged, the parties hereto formally covenant, agree, and bind themselves as follows:

                                   ARTICLE I

                                  DEFINITIONS

      The terms defined in the Indenture are used herein with the same meanings given to such terms in the Indenture. In addition, the following terms shall have the meanings set out below:

      "Agreement" means this Fifth Supplementary Installment Sale Agreement and any amendments and supplements hereto.

      "Bonds" means the Pollution Control Revenue Refunding Bonds (Alabama Power Company Project), 1995 Series D, issued by the issuer under the Indenture in the aggregate principal amount of $27,000,000.

      "Event of Default" means any of the occurrences enumerated in Section
5.1 of this Agreement.

      "First Mortgage" means the Indenture dated as of June 1, 1942, as heretofore and hereafter supplemented and amended, between the Company and Chemical Bank, as Trustee, securing first mortgage bonds of the Company heretofore or hereafter issued thereunder.

      "Indenture" means the Indenture of Trust dated as of October 1, 1995, relating to the Bonds, between the Issuer and SouthTrust Bank of Alabama, National Association, as Trustee, pursuant to which the Bonds are authorized to be issued, and including any indenture supplemental thereto.

      "1995 Series C Bonds" means the Issuer's Pollution Control Revenue Refunding Bonds, 1995 Series C (Alabama Power Company Project), in the aggregate principal amount of $28,000,000, issued concurrently with the Bonds.

      "1995 Series E Bonds" means the Issuer's Pollution Control Revenue Refunding Bonds, 1995 Series E (Alabama Power Company Project) in the aggregate principal amount of $26,500,000 issued concurrently with the Bonds.

      "Original Agreement" means the Installment Sale Agreement dated as of May 1, 1978 between the Issuer and the Company, as heretofore supplemented and amended, excluding, however, the Supplementary Installment Sale Agreement dated as of September 1, 1994, the Second Supplementary Installment Sale Agreement dated as of May 1, 1995, the Third Supplementary Installment Sale Agreement dated as of May 1, 1995, the Fourth Supplementary Installment Sale Agreement dated as of October 1, 1995, this Agreement and the Sixth Supplementary Installment Sale Agreement dated as of October 1, 1995.




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






      "Original Indenture" means the Trust Indenture dated as of May 1, 1978 by and between the Issuer and the Trustee, as supplemented and amended by a First Supplemental Indenture dated as of November 1, 1984, a Second Supplemental Indenture dated as of December 1, 1984, a Third Supplemental Indenture dated as of June 1, 1985, a Fourth Supplemental Indenture dated as of December 1, 1985, a Fifth Supplemental Indenture dated as of December 31, 1985, a Sixth Supplemental Indenture dated as of November 1, 1986 and a Seventh Supplemental Indenture dated as of June 1, 1993.

      "Project" means the air and water pollution control and solid waste disposal facilities financed and refinanced from the proceeds of the Series E Bonds as described in Exhibit A to the Original Agreement.

      "Series A Bonds" means the Issuer's Pollution Control Revenue Bonds, Series A (Alabama Power Company Farley Plant Project), dated May 1, 1978, in the original aggregate principal amount of $1,650,000.

      "Series B Bonds" means the Issuer's Pollution Control Revenue Bonds, Series B (Alabama Power Company Farley Plant Project), dated November 1, 1984, in the original aggregate principal amount of $100,000,000.

      "Series C Bonds" means the Issuer's Pollution Control Revenue Bonds, Series C (Alabama Power Company Farley Plant Project), dated December 1, 1984, in the original aggregate principal amount of $50,000,000.

      "Series D Bonds" means the Issuer's Pollution Control Revenue Refunding Bonds, Series D (Alabama Power Company Farley Plant Project), dated June 1, 1985, in the original aggregate principal amount of $50,000,000, for the purpose of refunding the Series C Bonds.

      "Series E Bonds" means the Issuer's Pollution Control Revenue Bonds, Series E (Alabama Power Company Farley Plant Project), dated December 1, 1985, issued in the original aggregate principal amount of $81,500,000.

      "Series F Bonds" means the Issuer's Pollution Control Revenue Bonds, Series F (Alabama Power Company Farley Plant Project), dated December 31, 1985, issued in the original aggregate principal amount of $21,000,000.

      "Series G Bonds" means the Issuer's Pollution Control Revenue Refunding Bonds, Series G (Alabama Power Company Farley Plant Project), dated November 1, 1986, issued in the original principal amount of $21,000,000, for the purpose of refunding the Series F Bonds.

      "Series H Bonds" means the Issuer's Pollution Control Revenue Bonds, Series H (Alabama Power Company Farley Plant Solid Waste Project), dated June 1, 1993, issued in the original aggregate principal amount of $9,800,000.

      "Series 1994 Bonds" means the Issuer's Pollution Control Revenue Refunding Bonds, Series 1994 (Alabama Power Company Project), dated September




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1, 1994, issued in the original aggregate principal amount of $101,650,000, for the purpose of refunding the Series A Bonds and the Series B Bonds.

      "Subordinated Security Interest" means the security interest in the Project created in Section 3.3 hereof.

                                  ARTICLE II

             RELATIONSHIP OF AGREEMENT TO THE ORIGINAL AGREEMENT;
                             ISSUANCE OF THE BONDS

      Section 2.1. Relationship of Agreement to the Original Agreement. The Original Agreement was initially executed and delivered by the Issuer and the Company in connection with the issuance and sale of the Series A Bonds and was supplemented and amended from time to time thereafter in connection with the issuance and sale of the Series B, C, D, E, F, G and H Bonds. Under the terms of the Original Agreement, the Issuer agreed to finance, acquire, construct, install and equip the Project and to sell the Project to the Company. The Company agreed, inter alia, to assist the Issuer in the implementation of the Project and to purchase the Project for a purchase price payable in installments due at such times and in such amounts as would provide funds sufficient to pay the principal of, premium, if any, and interest on all bonds issued under the Original Indenture when due, whether at stated maturity upon redemption or acceleration, or otherwise. The Issuer and the Company have heretofore arranged for the redemption of the Series A Bonds, the Series B Bonds, the Series C Bonds, the Series F Bonds and the Series D Bonds and as a result, the installment payments currently required of the Company under the Original Agreement relate only to the Series E, G and H Bonds. Upon the redemption of the Series E Bonds from proceeds of the Bonds, the 1995 Series C Bonds and the 1995 Series E Bonds, the Company will no longer be obligated to make installment payments under the Original Agreement with respect to the Series E Bonds but will retain its obligations with respect to the Series G and H Bonds. By their execution and delivery of this Agreement, which is intended to be complementary to the Original Agreement, the Issuer and the Company ratify and confirm the sale of the Project to the Company pursuant to the Original Agreement, agree to continue the Original Agreement in full force and effect except for the provisions thereof requiring the Company to make purchase price payments related to bonds of the Issuer which have been fully paid and redeemed, and agree that from and after the date of this Agreement the Company will make additional purchase price payments in installments due at such times and in such amounts as will provide funds sufficient to pay the principal of, premium, if any, interest on, and purchase price of all Bonds issued under the Indenture. The parties acknowledge and confirm that the Issuer's agreement to issue the Bonds and to apply the proceeds thereof to the redemption of the Series E Bonds (thereby reducing the Company's payment obligations under the Original Agreement) constitutes fair and adequate consideration for the additional obligations undertaken by the Company pursuant to this Agreement. To the extent that any statement in, or provision of, this Agreement conflicts with the Original Agreement, the provisions of this Agreement shall be deemed to control.

      Section 2.2. Issuance of Bonds. In order to provide funds to refund a portion of the Series E Bonds, the Issuer agrees that it will initially issue and deliver the Bonds to the purchasers thereof at a price to be approved in advance by the Company and will apply and deposit the proceeds thereof in accordance with the terms of the Indenture. The Indenture shall be satisfactory in form and substance to the Company and shall provide the manner in which, and the purposes for which, proceeds of Bonds may be used and invested.

                                  ARTICLE III

                            PROVISIONS FOR PAYMENT

      Section 3.1. Amounts Payable. The Company agrees to pay to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the day payment is due, from time to time as the amount owed hereunder, including interest thereon (which interest obligation shall equal the interest and premium, if any, on the Bonds), amounts which, and at or before times which, shall correspond (i) to the payments in respect of the principal of and premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due whether at stated maturity, upon redemption or acceleration or otherwise, and (ii) the purchase price of the Bonds required or permitted to be purchased under the Indenture. If (i) at the date any payment on the Bonds is due, available moneys are held by the Trustee under the Indenture which are not being held for the payment of Bonds due and payable but which have not been presented for payment, or (ii) on any date on which Bonds are to be purchased pursuant to Section 4.02 of the Indenture, there are any available moneys held for the payment of the purchase price which are not being held for the purchase of Bonds which have not been presented for purchase pursuant to Section 6 of the form of Bonds, then, in each case, such moneys shall be credited against the payment then due hereunder, first in respect of interest on the amount then due and owing hereunder and then, to the extent of remaining moneys, in respect of principal on the amount then due and owing hereunder.

      The Company will also pay: (i) the fees, charges and reasonable expenses of the Trustee, any paying agents and the Remarketing Agent under the Indenture, such fees, charges, and reasonable expenses to be paid directly to the Trustee, paying agents and Remarketing Agent for their respective accounts as and when such fees, charges and reasonable expenses become due and payable,
(ii) any expenses and costs incurred or to be incurred by virtue of the issuance of the Bonds, (iii) any expenses in connection with any redemption of the Bonds, and (iv) any expenses in connection with the redemption of the Series E Bonds.

      The Company also agrees that, on or before the date of redemption of the Series E Bonds, it will pay to the Series E Trustee for deposit into the Bond Fund held by the Series E Trustee in connection with the Series E Bonds, an amount of funds which, when added to the proceeds of the Bonds (other than proceeds, if any, representing accrued interest), the proceeds of the 1995

Series C Bonds and the proceeds of the 1995 Series E Bonds deposited in such Bond Fund, plus any investment earnings thereon, and any other funds available for such purpose, will be sufficient to permit the Series E Trustee to pay the principal of, premium and accrued interest on the Series E Bonds upon their redemption, which shall be on or before December 31, 1995.

      Section 3.2. Obligation of the Company Unconditional. The obligation of the Company to make the payments as provided in this Agreement and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional notwithstanding failure of the Issuer's title to the Project or any part thereof, loss of title to (or the temporary use of) the Project by virtue of the exercise by others of the power of eminent domain, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of Alabama or any political subdivision of either thereof, or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section 3.2 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and, in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance or recover its damages for nonperformance so long as such action shall not violate the agreements on the part of the Company contained in the preceding sentence, but in no event shall the Company be entitled to any diminution of the amounts payable under Section 3.1 hereof. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Project hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

      Section 3.3. Creation of Subordinated Security Interest. As security for the performance by the Company of its obligations under Section
3.1 hereof, the Company hereby grants to the Issuer a security interest in the Project and in each component thereof which has been or will be acquired hereunder by the Company from the Issuer. It is agreed that the security interest hereby granted is hereby made, and shall at all times be, subject to the lien of the First Mortgage and to the lien created pursuant to the Original Agreement. The rights of the trustee and bondholders thereunder, shall be equal in rank to, but not superior to, any future liens created for the benefit of any indebtedness of the Company hereafter issued under an indenture providing that any lien for the benefit of such indebtedness shall be equal in rank to the security interest hereby granted. Such security interest shall remain in effect until the Company shall have satisfied its obligations under Section 3.1 hereof at which time the Issuer shall cause the execution and delivery to the Company of such documents as shall be necessary to effect or evidence the termination of such security interest.

      Section 3.4. Assignment and Pledge of Payments and Rights Under this Agreement. The Issuer shall assign and pledge to the Trustee as security under the Indenture all rights, title and interests of the Issuer in and to this Agreement, including the Subordinated Security Interest, and all moneys receivable hereunder (except for payments under the second and third paragraphs of Section 3.1 and under Sections 4.3 and 5.3 hereof). The Company assents to such assignment and hereby agrees that, as to the Trustee, its obligations to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim, or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

      Section 3.5. Provision of Credit Agreement. On or before the date of initial issuance of the Bonds, the Company shall enter into the Credit Agreement for the purpose of providing the Company with a committed source of funds, if needed, with which to perform its obligations under Section 3.1 hereof to provide any funds necessary to purchase Bonds which have been tendered for purchase but not remarketed. The Company shall be under no obligation to maintain the Credit Agreement in place during the term of the Bonds, except that the Company shall not voluntarily terminate the Credit Agreement at any time during which the Bonds are in a Commercial Paper Period. In addition, the Company hereby agrees to notify the Trustee and the Remarketing Agent in writing at least 20 Business Days prior to any termination of the Credit Agreement at the request of the Company.

                                  ARTICLE IV

                               SPECIAL COVENANTS

      Section 4.1. No Warranty of Suitability by the Issuer. THE ISSUER MAKES NO WARRANTY EITHER EXPRESS OR IMPLIED AS TO THE PROJECT, INCLUDING ITS SUITABILITY FOR THE COMPANY'S PURPOSES OR NEEDS.

      Section 4.2. Use of Project. The Issuer hereby covenants and agrees that it will not take any action, other than pursuant to the exercise of its rights under Section 5.2 of this Agreement and under the corresponding provisions of the Original Agreement, to prevent the Company from having possession and enjoyment of the Project during the term of this Agreement and will, at the request of the Company and at the Company's cost, cooperate with the Company in order that the Company may have possession and enjoyment of the Project.

      Section 4.3. Indemnity Against Claims. The Company will pay and discharge and will indemnify and hold harmless the Issuer from (a) any lien or charge upon payments by the Company hereunder, (b) any taxes, assessments, impositions, and other charges upon payments by the Company to the Issuer hereunder, and (c) any and all liabilities, damages, costs, and expenses arising out of or resulting from the transactions contemplated by this Agreement and the Indenture, including the reasonable fees and expenses of counsel. If any such lien or charge is sought to be imposed upon payments, or any such taxes, assessments, impositions, or other charges are sought to be imposed, or any such liability, damages, costs, and expenses are sought to be imposed, the Issuer will give prompt notice to the Company, and the Company shall have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

      Section 4.4. Incorporation of Certain Provisions of the Original Agreement. The provisions of the following sections of the Original Agreement are incorporated herein by reference with the effect that the terms of such sections shall apply with the same force and effect as if set out in full herein: Section 6.2 (relating to inspection of the Project); Section 6.3 (relating to maintenance of the Company's corporate existence); Section 6.4 (relating to the provision of certain financial statements); Section 5.1 (relating to maintenance of the Project); Section 5.2 (relating to removal of portions of the Project); Section 5.3 (relating to the payment of taxes and other governmental charges); Section 5.4 (relating to insurance); Section 5.5 (relating to eminent domain); and Section 7.1 (relating to the Company's right to assign its interest in the Original Agreement and to lease the Project). The provisions so incorporated shall remain in force throughout the term of this Agreement notwithstanding any earlier termination of the Original Agreement.

      Section 4.5. Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged, and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project and for carrying out the intention or facilitating the performance of this Agreement.

      The Issuer will, upon the request and at the expense of the Company, cause the execution and delivery from time to time to the Company of such further instruments of conveyance as are deemed by the Company to be necessary to effect or evidence the conveyance to the Company of good and marketable title to the Project or any portion thereof, subject to no lien other than any Permitted Encumbrances (as defined in the Original Agreement).

      Section 4.6. Tax Covenants. The Company and the Issuer covenant and agree that they will not use or permit the use by any person of any of the funds provided by the Issuer hereunder or any other of its funds, directly or indirectly, or direct the Trustee to invest any funds held by it under the Indenture or this Agreement, in such manner as would, or enter into, or allow any "related person" to enter into, any arrangement, formal or informal, that would, or take or omit to take any other action that would, cause any Bond to be an "arbitrage bond" within the meaning of Section 148(a) of the Code or result in the loss of the exclusion from gross income for federal income tax purposes of the interest paid on the Bonds. Without limiting the generality of the foregoing, the Company covenants and agrees to comply with the requirements of Sections 148(d) and 148(f) of the Code and any proposed, temporary, or final regulations thereunder as may be applicable to the Bonds or the proceeds derived from the sale of the Bonds or any other moneys. The Company acknowledges Section 6.03 of the Indenture and agrees to perform all duties imposed upon it by such Section. Insofar as said Section imposes duties and responsibilities on the Company, it is specifically incorporated herein by reference.

                                   ARTICLE V

                        EVENTS OF DEFAULT AND REMEDIES

      Section 5.1. Events of Default. Each of the following shall be an "Event of Default" under this Agreement:

            (a) Failure by the Company to pay or cause to be paid that portion of the amounts payable hereunder which is attributable to the interest due or becoming due on any of the Bonds for a period of five days after the same shall become due and payable.

            (b) Failure by the Company to pay or cause to be paid that portion of the amounts payable hereunder which is attributable to the principal of, or premium, if any, on any of the Bonds when the same shall become due and payable.

            (c) Failure by the Company to pay or cause to be paid that portion of the amounts payable hereunder which is attributable to the purchase price on any of the Bonds after the same shall become due and payable.

            (d) Failure by the Company to observe and perform any covenant, condition, or agreement in this Agreement on its part to be observed or performed, other than as referred to in subsections (a), (b), and (c) of this Section, for a period of 90 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee.


`           (e)   The dissolution or liquidation of the Company, except as
      permitted by Section 4.4 hereof, or the commencement by the Company of any case or proceeding seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar law of the United States or any state, or adjudication of the Company as bankrupt, or an assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or the approval by a court of competent jurisdiction of a petition applicable to the Company in any proceeding for its reorganization instituted under the provisions of Title 11 of the United States Code, as amended, or under any similar statutory provision which may hereafter be enacted.

            (f) An "event of default" as defined in Section 8.01 of the Indenture shall have occurred and be continuing.

A default under clause (d) of this Section is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Bonds then outstanding give the Issuer and the Company a notice specifying the default, demanding that it be remedied and stating that the notice is a "Notice of Default" and the Company does not cure the default within 90 days after receipt of the notice, or within such longer period as the Trustee shall agree to. The Trustee shall not unreasonably refuse to agree to a longer period if the default cannot reasonably be cured within 90 days after receipt of the notice and the Company has begun within 90 days and continued diligent efforts to correct the default. The foregoing provisions of clause (d) of this Section are subject to the further qualification that if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained, other than the obligations on the part of the Company contained in Section 6.3 of the Original Agreement (incorporated by reference in Section 4.4 hereof) and Section 4.6 hereof, the Company shall not be deemed in default during the continuance of such inability. The term "force majeure" as used herein shall mean the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts, and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts, and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

      Section 5.2. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, the Issuer may, in addition to any other remedy now or hereafter existing at law, in equity or by statute, take either or both of the following remedial steps:

            (a) By written notice to the Company, the Issuer may declare the total amount payable under clause (i) of the first sentence of the first paragraph of Section 3.1 of this Agreement, including the interest thereon, to be immediately due and payable, whereupon the same shall become immediately due and payable.

            (b) The Issuer may take whatever action at law or in equity may appear necessary or desirable to collect the amounts referred to in (a) above then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement, or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section 5.2 shall be paid to the Trustee and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee, the paying agents, and the Remarketing Agent and all other amounts required to be paid under the Indenture shall have been paid, to the Company.

      Section 5.3. Agreement to Pay Attorneys' Fees and Expenses. If the Company should breach any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee.

      Section 5.4. No Additional Waiver Implied by One Waiver. If any provision contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

                                  ARTICLE VI

                                 MISCELLANEOUS

      Section 6.1. Term of This Agreement. This Agreement shall remain in full force and effect from the date hereof until such time as all of the outstanding Bonds shall have been fully paid or provision made therefor in accordance with the provisions of the Indenture, whichever shall first occur, and the fees and expenses of the Trustee, any paying agents and the Remarketing Agent and all other amounts payable by the Company under this Agreement shall have been paid.

      Section 6.2. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Issuer, if by mail to the Chairman of the Board of Directors, at Town Hall, Columbia, Alabama 36319; if to the Trustee, to P. O. Box 2554, Birmingham, Alabama 35290, Attention: Corporate Trust Department; if to the Company, to 600 North 18th Street, Birmingham, Alabama 35203, Attention: Treasurer; and if to the Remarketing Agent, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center - North Tower, New York, New York 10281, Attention: Tax Exempt Money Markets Department. A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company, and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, or other communications shall be sent.

      Section 6.3. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, and their respective successors and assigns.

      Section 6.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

      Section 6.5. Amounts Remaining Under the Indenture. Any amounts remaining under the Indenture upon termination of this Agreement shall, to the extent provided by Section 7.03 of the Indenture, belong to and be paid to the Company by the Trustee.

      Section 6.6. Amendments. This Agreement may not be effectively terminated except in accordance with the provisions hereof and may not be effectively amended except by a written agreement in accordance with Article X of the Indenture and signed by the parties hereto.

      Section 6.7. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      Section 6.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

      Section 6.9. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

      Section 6.10. Other Financing. Notwithstanding anything in this Agreement to the contrary, the Issuer and the Company may hereafter enter into agreements to provide for the financing or refinancing of costs of the Project or any portion thereof in lieu of or in addition to the provisions herein.

      IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

                                    THE INDUSTRIAL DEVELOPMENT BOARD
                                    OF THE TOWN OF COLUMBIA

[SEAL]

                                    By:
                                          Chairman of the Board of Directors


ATTEST:



      Secretary


                                    ALABAMA POWER COMPANY



                                    By:
                                                Vice President

ATTEST:



      Secretary

STATE OF ALABAMA
COUNTY OF

      I,                                                         , a Notary
Public in and for said county in said state, hereby certify that William D. Lanford, Jr., whose name as Chairman of the Board of Directors of The Industrial Development Board of the Town of Columbia, a public corporation and instrumentality under the laws of the State of Alabama, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the within instrument, he, as such officer and with full authority executed the same voluntarily for and as the act of said public corporation.

      Given under my hand and official seal of office this _____ day of October, 1995.




                                                Notary Public

                                    My Commission Expires:
[SEAL]




STATE OF ALABAMA
COUNTY OF

      I,                                                           , a Notary
Public in and for said county in said state, hereby certify that
                                 , whose name as _______________________ of
Alabama Power Company, a corporation organized and existing under the laws of the State of Alabama, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the within instrument, he, as such officer and with full authority executed the same voluntarily for and as the act of said corporation.

      Given under my hand and official seal of office this ____ day of October, 1995.




                                                Notary Public

                                    My Commission Expires:
[SEAL]

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